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                                                                    EXHIBIT 99.1




                              [INDEPENDENCE LOGO]




                                                                   PRESS RELEASE
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                                  195 Montague Street - Brooklyn, New York 11201




               INDEPENDENCE COMMUNITY BANK CORP. AGREES TO ACQUIRE
                          BROAD NATIONAL BANCORPORATION


         Brooklyn, New York February 1, 1999 - Independence Community Bank Corp. ("Independence")(NASDAQ:ICBC) and Broad National Bancorporation ("Broad")(NASDAQ:BNBC) jointly announced today the signing of a definitive agreement pursuant to which Independence will acquire Broad, a bank holding company headquartered in Newark, NJ, in a transaction valued at $26.50 per Broad share. Upon completion of the acquisition, Broad's wholly owned subsidiary, Broad National Bank, will merge into Independence Community Bank, Independence's wholly owned subsidiary.

         Under the terms of the agreement, which was approved unanimously by both boards of directors, holders of Broad common stock will receive cash or shares of Independence common stock pursuant to an election, proration and allocation procedure subject to the total consideration being comprised of 50% Independence common stock and 50% cash. The number of shares of stock any Broad stockholder receives will be determined based upon an exchange ratio designed to produce a value of $26.50 per share when Independence stock has a market value as calculated in the agreement of between $12.75 and $17.25. To the extent that the market value of Independence common stock during the pricing period exceeds $17.25 or is less than $12.75, the per share value of the consideration to be received by Broad stockholders in the merger, whether in cash or stock, will increase or decrease, respectively. The transaction has an aggregate value of approximately $138 million.

         The transaction, through the addition of commercial loans and low cost deposits, accelerates Independence's strategy of becoming more like a commercial bank. For the fiscal year ended March 31, 2001, Independence expects the transaction to be accretive to GAAP earnings and strongly accretive to cash earnings, assuming the elimination of approximately 20% of Broad's non-interest expense base.

         Commenting on the transaction, Charles J. Hamm, Chairman, President and CEO of Independence stated, "I am pleased to announce Independence's entry into the New Jersey marketplace. This transaction will allow us to continue our strategy of leveraging the proceeds from our conversion last March in contiguous markets with
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similar demographics. These markets provide Independence the opportunity to build on its success as one of New York's largest multi-family lenders. We will be working closely with Broad's Board of Directors, who we will retain in a consulting role, and hope to continue to build upon the strong relationships they have developed within their local communities over many years."

         Donald M. Karp, Chairman and CEO of Broad, commented "We are extremely pleased to be partnering with Independence. The transaction will combine two like-minded institutions which are customer and community focused. Independence shares our commitment to community involvement and quality customer service. This partnership allows Broad to enhance shareholder value and deliver more services to our customers. Independence also looks forward to providing meaningful banking services in New Jersey's most populated city, Newark, at a time when that city is experiencing a great reinvestment and revitalization."

         Upon completion of the transaction, Mr. Karp will become a Vice Chairman of the Board of Independence. John A. Dorman, President and COO of Broad, will become President and Chief Operating Officer of the Broad National division of Independence Community Bank. Broad's current Board of Directors will serve as a Consulting Board.

         The transaction will be accounted for as a purchase and will not affect Independence's ability to repurchase shares of stock. Independence intends to repurchase in the open market all the shares of common stock that will be issued in the transaction. The transaction is expected to close in the third quarter of calendar 1999 and is subject to receipt of various regulatory approvals, approval of Broad's shareholders and certain other conditions.

         The agreement provides for the payment of a termination fee payable to Independence under certain circumstances. The members of the Board of Directors, who beneficially own approximately 30% of Broad, have agreed to vote their shares in favor of the merger.

         Broad, which was chartered as a national bank in 1925, is headquartered in Newark, NJ, and operates 16 full-service branches in Essex, Union, Bergen, Hudson and Middlesex Counties, with two new branches recently approved, as well as an ATM network in most branches, at Newark's Gateway business complex and at Newark Airport Terminal C.

         Independence was originally chartered in 1850 and currently operates 33 full service branches located in the greater New York City metropolitan area including 27 branches located in the boroughs of Brooklyn and Queens.

         Merrill Lynch & Co. served as financial advisor to Independence and Ryan, Beck & Co. served as financial advisor to Broad.
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         This press release contains forward looking statements with respect to the financial condition, results of operations and business of Independence and Broad and assuming the consummation of the merger, a combined Independence and Broad, including statements relating to, among other things,: (i) the cost savings and revenue enhancements and accretion to reported earnings that will be realized from the merger; and (ii) the restructuring charges expected to be incurred in connection with the merger. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among other things, the following possibilities: (i) expected cost savings from the merger cannot be fully realized or realized within the expected timeframe;
(ii) revenues following the merger are lower than expected; (iii) competitive pressure among depository institutions increases significantly; (iv) costs related to the integration of the business of Independence and Broad are greater than expected; (v) changes in the interest rate environment reduces interest margins; (vi) general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected; (vii) legislation or regulatory requirements or changes adversely affect the business in which the combined company will be engaged; and
(viii) changes may occur in the securities market.



Contact:    John B. Zurell
            Chief Financial Officer
            Independence Community Bank Corp.
            718/722-5420

            John A. Dorman
            President & Chief Operating Officer
            Broad National Bancorporation
            973/596-2690